Exhibit 10.2

Employment Contract

(as Amended and Restated Effective January 1, 2005)

Supreme Industries, Inc.

(Herbert M. Gardner)

This Contract is entered into between Supreme Industries, Inc., a Delaware corporation (hereafter called “Company”), and Herbert M. Gardner (hereafter called “Executive”).

Company is engaged (through a wholly-owned subsidiary, Supreme Corporation) in the business of manufacturing and selling specialized truck bodies. Company desires to obtain the services of Executive as one of its key executives, and Executive is willing and able to perform in that capacity.

This Contract was initially entered into to be effective May 1, 2003. As the result of unexpected developments under the Internal Revenue Code of 1986, as amended (the “Code”), the parties have received professional advise that it is necessary and appropriate to amend the original Contract so as to bring it into compliance with newly adopted Section 409A of the Code. As a result, this (amended) Employment Contract amends and completely restates the Contract dated to be effective May 1, 2003.

Accordingly, in consideration of the mutual covenants herein contained, the parties to this Contract agree as follows:

1.               Employment. Company hereby employs Executive, and Executive hereby accepts such employment from Company, pursuant to those provisions herein contained.

2.               Term of Contract.

a.                                       Beginning Date. The beginning date of this Contract will be May 1, 2003.

b.                                      Evergreen Provision. Commencing on the first day after the date of this Contract, and on each day thereafter, the term of this Contract (the “Term of this Contract”) shall automatically be extended for one additional day so that a constant three (3) year term will always be in effect (unless Executive elects not to extend the Term of this Contract by giving written notice to Company, in which case the Term of this Contract will become fixed and will end on the third anniversary date of such written notice). In the event of the death or Disability (as hereafter defined) of Executive, the termination of this Contract by Company without Cause (as hereafter defined), or the termination of this Contract by Executive for Good Reason (as hereafter defined), the Term of this Contract will become fixed and will end on the fifth anniversary date of such event.

c.                                       Change in Ownership or Control. Further, in the event of a “Change in Ownership or Control of Company,” the Term of this Contract will be automatically extended so as to remain in effect until the fifth anniversary date of such Change in Control of Company. For purposes of this Contract, the term “Change in Ownership or Control of Company” is defined in Exhibit “A” attached hereto.

d.                                      Calendar Year. Company’s financial reports are currently maintained on a calendar year basis. If, at any time in the future, Company switches to a fiscal year, then (during such period of time) all references in this Contract to “calendar year” shall be deemed to refer to such fiscal year.

3.               Duties of Executive. Executive is initially employed  as Chairman of the Board and Chief Executive Officer of Company pursuant to the terms and conditions of this Contract. Executive may also serve in other capacities reasonably requested by the Board of Directors so long as such other office or offices are not demeaning in nature. In no event may any such change or changes in officer positions have the effect of reducing the amount of compensation payable to Executive under this Contract (or otherwise diminishing any of the rights and benefits provided to Executive under this Contract). It is expressly agreed to and acknowledged by the parties that Executive’s employment with Company hereunder shall not be on a full-time or exclusive basis. However, Executive agrees to provide services to Company on a reasonable basis consistent with past practice, and shall conduct himself at all times so as to advance the best interests of Company. Executive may also serve as Chairman of the Board of Supreme Corporation and one or more of the other subsidiaries and affiliates of Company whether now existing or hereafter formed. Notwithstanding anything contained herein (or in the exhibits attached hereto) to the contrary, it is understood and agreed that Executive may, from time to time, make investments in, and even obtain control of, other business entities so long as no such business entities are competitive with the business operations of Company.

4.               Compensation. During the Term of this Contract (except as otherwise provided herein), the following shall apply:

a.               Base Salary. Company shall pay to Executive a minimum base salary of $108,000 per year payable in twenty-six (26) equal payments per year of $4,153.85 (or in accordance with such other sequence of payments as determined by Company’s then existing payroll policies) from which federal withholding and social security taxes will be deducted. However, such payments shall be offset by all other fees actually received by Executive for serving as a member of the Board of Directors and any committee of Company and its subsidiaries; and

b.              Pre-Tax Bonus. In addition to the above, if the pre-tax earnings of Company for a calendar year exceed $2,000,000, Company shall pay to Executive not later than by March 15 following the end of the calendar year to which it relates:  (i) $36,000; plus (ii) six-tenths of one percent  (0.6%) of the amount by which such pre-tax earnings of Company exceed $2,000,000. In making such determination, there shall be excluded all items of an extraordinary and non-recurring nature. For this purpose, Company’s pre-tax earnings will be determined by Company’s independent accountants (which determination shall be binding and conclusive).

5.               Fringe Benefits. During the Term of this Contract (except as otherwise provided herein), Executive shall receive the following fringe benefits:

a.               Business Expenses. Company shall pay or reimburse Executive for all expenses reasonably incurred by him in the performance of services hereunder including, without limitation, expenses for entertainment, traveling, meals, hotel accommodations, and similar items upon submission of vouchers or itemized lists of such expenses prepared in compliance with Company’s policy;

b.              Medical Benefits. Executive shall receive the same rights as have been given to Company’s executives of like stature and status as to group hospitalization, accident, and major medical benefits for himself and the members of his family (except that Executive shall be under the same obligation to pay his pro-rata portion of such benefits as all other of Company’s executives in the event he desires to receive such benefits). However, in the event that, at any time during the Term of this Contract, Executive’s medical expenses exceed any ceiling amounts provided for in any of Company’s medical benefit plans, Company shall nevertheless be obligated (without any additional expense to Executive) to pay all of such excess amounts (and may, if Company elects to do so, obtain supplemental insurance to provide third party funding of such excess amounts). But the payment obligation of Company, provided for in the preceding sentence, following termination of employment will be limited to: (1) amounts that otherwise would be deductible to Executive under IRS Code Sec. 213; and (2) excess medical expenses incurred only within  the period ending on the last day of the second calendar year after the calendar year in which Executive separates from service;

c.               Insurance. Company shall pay, not later than December 31 of each calendar year, the lesser of $30,000 or the actual amount of premiums owing on insurance of any kind owned by Executive (and/or his wife) covering Executive or “last to die” insurance covering the lives of Executive and his wife (the “Coverage Amount”) paid during such year.

In addition to the Coverage Amount, Company shall also pay to Executive, each year, such amount which, after taking into consideration the income tax effect of the “deemed income” to Executive (for the Coverage Amount and the federal and state tax offset payments) will offset such additional taxes (the “Gross-Up Amount”). In making the determination of the Gross-Up Amount, the following formula shall be used: Coverage Amount/(1 – (Executive’s marginal tax bracket + .014 [Medicare] + Executive’s marginal tax bracket for state income taxes, if any, + city taxes, if any) minus the Coverage Amount. For example, assuming that: (i) the annual premium is $30,000.00 (Coverage Amount = $30,000); (ii) Executive is in the 35% marginal tax bracket; (iii) the Coverage Amount is not subject to social security taxes; (iv) Executive is in the 10% state income tax bracket; and (v) the Coverage Amount is not subject to city taxes; the Gross-Up Amount would be: $25,970.15 ($30,000/(1 – (.35 + .014 + .1) minus $30,000;

d.              Dental Benefits. Company shall pay or reimburse Executive for all family dental expenses up to a maximum of $5,000 per year;

e.               Automobile. Company shall provide an automobile (of like kind to that currently leased) for Executive’s use in connection with the services to be rendered by Executive to Company. Company shall pay or reimburse Executive for maintenance, repair, and other expenses of the automobile upon submission of vouchers or itemized lists of such expenses prepared in compliance with Company’s policy. For so long as Company owns (or leases) the automobile, Company shall insure the automobile with the same automobile insurance company coverage that is provided for other executive officers of Company. Company agrees that Executive shall be designated as an additional insured on any Company-provided policy providing liability insurance coverage, and that such policy shall also provide coverage for such family members of Executive and other persons who may be authorized by Executive to drive the automobile. In the event the automobile is damaged or destroyed by reason of accident, theft, vandalism, or otherwise, Executive will not have any liability to Company for any such loss or damage (including out-of-pocket deductibles);

f.                 Other Benefits. No provision of this Contract will preclude Executive from participating in any fringe benefit plan now in effect or hereafter adopted by Company; and

g.              Attorneys’ Fees. Company shall reimburse Executive for reasonable attorneys’ fees and expenses incurred in the negotiation and review of this Contract and any issues arising hereunder.

6.               Key-Man Insurance. Company may, at any time during the Term of this Contract, apply for and procure as owner, and for its sole benefit, life insurance on Executive’s life in such amounts and in such forms as Company may select. Executive hereby acknowledges the fact that he will have no interest whatsoever in any such insurance policy. However, Executive agrees that he shall, at Company’s request, submit to such medical examinations, supply such information, and execute such documents as may be reasonably requested by the insuring companies.

7.               Termination of Employment. Executive’s obligations to perform the duties and services specified in paragraph 3 hereof will be terminated as follows (entitling Executive to receive the payments and benefits provided for in paragraph “9.” to follow):

a.               Upon the Death of Executive. Within thirty (30) days after the death of Executive, any sums then owing to Executive pursuant to paragraph “4.a.” of this Contract shall be paid to the estate or assigns of Executive.

b.              Upon the Disability of Executive. For purposes of this Contract, the term “Disability” will mean:  (i) if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) if Executive, is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Company.

c.               Upon Election by Company (but only for “Cause”). For purposes of this Contract, the term “Cause” will mean (only) the willful engagement by Executive in gross misconduct materially injurious to Company which shall have been determined by the final award of the arbitrator. For purposes of this definition, any act or failure to act on Executive’s part shall not be considered willful unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of Company. In the event that Company elects to terminate this Contract for Cause:  (1) there shall be no change in the obligation of Company to pay compensation to Executive under this Contract prior to a final determination of “Cause;” and (2) Company shall pay all of the expenses of Executive in defending against the allegation of “Cause” but, in the event there is a final determination that Company was justified in electing to terminate Executive for Cause, Executive shall, within thirty (30) days thereafter, reimburse Company for all such expenses paid on Executive’s behalf by Company.

d.              Upon Election by Executive for Good Reason. For purposes of this Contract, the term “Good Reason” will mean:  (1) a Change in Control of Company (as that term is defined in paragraph “2.c.” above); (2) any assignment to Executive by Company of any significant undesirable or demeaning duties (other than those duties contemplated by paragraph “3.” hereof); (3) any failure of Company to comply with paragraph “4.” hereof; or (4) failure of Company to obtain from any successor of Company (as specifically provided in paragraph 15 hereof) an agreement to assume all of Company’s liabilities and obligations created by or arising from this Contract.

8.               Notice of Termination. Any termination of Executive’s obligations to perform the duties and services designated in paragraph “3.” hereof by Company, or by Executive pursuant to the provisions of paragraph “7.” hereof, shall be communicated by written notice to the other party which shall indicate the specific termination provision in this Contract relied upon by the terminating party and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

9.               Termination Payments. If:  (a) Executive dies; (b) Executive suffers a Disability; (c) Company terminates Executive without Cause; or (d) Executive terminates this Contract for Good Reason, then the following shall apply:

a.               During the remainder of the Term of this Contract, Company shall continue to pay Executive (or, in the event of Executive’s death, to Executive’s wife or his estate, whichever is applicable) his base salary under paragraph “4.a.” above on a periodic basis at the same rate as payable immediately prior to the date of termination;

b.              During the remainder of the Term of this Contract, Company shall continue to pay Executive (or, in the event of Executive’s death, to Executive’s wife or his estate, whichever is applicable) his Pre-Tax Bonus under paragraph “4.b.”  However, in the event that the Term of this Contract ends on a date other than December 31, then, for the calendar year during which the Term of this Contract terminates, Company shall pay to Executive or his estate his “Proportionate Share” of such Pre-Tax Bonus. For this purpose, his “Proportionate Share” will be a fraction the numerator of which is the number of days in such calendar year ending with the end of the Term of this Contract and the denominator of which is the total number of days in such calendar year. The final payment of such Proportionate Share shall be paid to Executive (or, in the event of death, to Executive’s spouse or his estate, whichever is applicable) no later than twenty (20) days after receipt of Company’s audit. Notwithstanding the foregoing, in the event payments are being made to Executive on account of a Change in Control based upon a hostile takeover of Company, the Pre-Tax Bonus under paragraph “4.b.” shall be determined based upon the highest pre-tax earnings of Company in the three calendar years immediately preceding the calendar year in which termination occurs;

c.               During the remainder of the Term of this Contract, Company shall keep in full force and effect all of those fringe benefits referred to above in paragraph “5.b.” (“Medical Benefits”), “5.c.” (“Insurance”), and 5.d.” (“Dental Benefits”). With regard to Key-man insurance policies of any kind on the life of Executive under paragraph “6.” of this Contract, Executive may, at any time during the remainder of the Term of this Contract, elect (by written notice given to Company) to have Company transfer to Executive whatever ownership rights Company may have in any such policy or policies for a consideration of Ten Dollars ($10) plus any cash value that may exist under such policies. If, at the time of Executive’s cessation of his performance of his duties as provided under paragraph “3.” above (other than termination by Company for Cause), Company was providing an automobile to Executive under paragraph “5.e.” above, Company will, not later than by March 15 following the end of the calendar year in which Executive’s employment terminates, for a consideration of Ten Dollars ($10) cash paid to Company: (i) if Company owned the automobile, Company shall transfer the title (free and clear of any liens or other encumbrances) to Executive along with any insurance coverage (if assignable), Executive  understanding that such “bargain” transaction may generate taxable income; and (ii) if Company was leasing such automobile, Company shall assign to Executive all of its right, title, and interest in and to such lease (and, upon termination of such lease, purchase the leased auto pursuant to the lease agreement and convey ownership thereof free and clear of all security interests, liens, or other encumbrances to Executive or his beneficiary or estate);

d.              Sec. 416(i) of the Code defines “key employee” as meaning an employee who, at any time during the year, is:  (i) an officer having an annual compensation greater than $130,000; (ii) a five percent owner of the employer; or (iii) a one percent owner of the employer having an annual compensation from the employer of more than $150,000. Sec. 409A of the Code provides that deferred compensation benefits payable as a result of termination of employment cannot be made to “key employees” of publicly-traded corporations or their subsidiaries prior to the date that is six (6) months after the employee’s separation from service. Accordingly, notwithstanding what is stated in subparagraphs “a.” through “c.” above, in the event any of such payments are to be made as a result of Executive’s termination of employment at a time when Executive is a “key employee” (as defined above) of Company, then the amount so owing shall accrue but shall not be physically paid until at least six (6) months following Executive’s separation from service, but only to the extent required under Sec. 409A of the Code and authoritative guidance thereunder.

e.               Notwithstanding what is stated in subparagraphs “a.” through “c.” above, in the event any of such payments are subject to Sec. 409A of the Code, the payment of such amounts will be modified in order to be exempt from Sec. 409A to the extent possible, otherwise to be in compliance with Sec. 409A, and that the parties understand and agree that the Contract will be amended as needed in order to specify the particular payment’s requirements and limitations as modified. For example, in the event that, at the time of Executive’s termination of employment, he is deemed to be a “key employee” (see subparagraph “d.” above), then the full amounts of deferred compensation which could not be paid during the first six months following the date of termination shall be paid in the seventh month following the date of termination. However, in the event of any such modification and/or amendment which has the effect of reducing the economic benefit receivable by Executive under this Contract, Company shall pay to Executive a reimbursement amount which will have the effect of offsetting (on an after-tax basis) the amount of such economic benefit lost.

f.                 Upon failure to make any payment as above provided, which failure continues uncorrected for ten (10) days after receipt of written demand by Executive (or Executive’s legal representative), Executive (or Executive’s legal representative) may by notice in writing declare all future payments under this Contract to be immediately due and payable, and such amounts shall bear interest from the date of receipt of such written declaration at the maximum legal rate then in effect until such amount is paid in full; and

g.              Executive shall not be required to mitigate the amount of any payment provided for in this paragraph “9” by seeking other employment or otherwise, nor shall the amount of any payment provided for in this paragraph be reduced by any compensation earned by Executive as the result of self-employment or employment by another employer.

10.         Disclosure of Confidential Information; Covenant Not To Compete. Company and its affiliates possess secret and confidential equipment, techniques, processes, procedures, technical data and information, and customer lists used or intended for utilization in its operations of which Executive has obtained or may obtain knowledge, and Company and its affiliates would suffer serious harm if this confidential information were disclosed or if Executive used this information to compete against Company or its affiliates. Further, Executive in the performance of services hereunder may develop or conceive new and additional inventions and improvements with respect to such matters. Accordingly, Executive hereby agrees that simultaneously with the execution of this Contract he shall execute and deliver to Company and thereafter abide by the terms of a “Confidentiality Agreement and Covenant Not to Compete” and “Disclosure and Invention Agreement,” copies of which are attached hereto respectively as Exhibits “B” and “C” and incorporated herein by reference.

11.         Remedies. Executive agrees that in the event of his breach of his covenants and agreements contained or referenced in this Contract, the sole remedy of Company shall be to obtain injunctive or similar relief from an arbitrator or a court of competent jurisdiction in aid of arbitration.

12.         Notices. All notices allowed or required to be given hereunder must be in writing and dispatched by United States certified mail, return receipt requested, to the address of the party entitled to such notice shown at the end of this Contract. Either party hereto may change the address to which any such notice is to be addressed by giving notice in writing to the other party of such change. Any time limitation provided for in this Contract shall commence with the date that the party actually receives such written notice, and the date or postmark of any return receipt indicating the date of delivery of such notice to the addressee shall be conclusive evidence of such receipt.

13.         Assignment. Neither Executive nor anyone claiming under him may commute, encumber, or dispose of the right to receive benefits hereunder. Such right to receive benefits hereunder is expressly declared to be non-assignable and non-transferable by Executive, and in the event of any attempted assignment or transfer, Company shall have no further liability hereunder; provided, however, the foregoing shall not apply to assignments by operation of law, such as to a guardian, or to an executor of Executive’s estate or pursuant to the agent’s attorney-in-fact under a valid power of attorney.

14.         Waiver. The waiver by Company of Executive’s breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by Executive.

15.         Binding Effect. This Contract will be binding upon the parties hereto and their heirs, successors, executors, administrators, personal representatives, and assigns. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Company, by agreement in form and substance satisfactory to Executive, to expressly assume all of the obligations and liabilities of Company set forth in this Contract. Failure of any to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Contract and shall entitle Executive to compensation from Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason. As used in this Contract, the term “Company” will mean Supreme Industries, Inc, its subsidiaries and affiliates, and any successor or successors thereto of its or their business and/or assets as provided in this paragraph “15.” or which otherwise becomes bound by all the terms and provisions of this Contract by operation of law.

16.         Indemnification. Company shall indemnify, defend, and hold harmless Executive from any damages, losses, costs, or expenses, including reasonable attorneys’ fees and expenses, incurred or suffered by Executive as an officer or director of Company to the fullest extent that Company is permitted by law. This indemnification shall be in addition to that indemnification protection already provided to Executive under one certain Indemnification Agreement dated October 15, 1997. Without the prior written consent of Executive in each instance (which Executive agrees not to unreasonably withhold), Company shall not, during the Term of this Contract and for a period of five years thereafter, further modify provisions of its Articles of Incorporation or Bylaws which deal with the indemnification of officers and directors or the purchase and maintenance of directors and officers liability insurance. Company agrees to advance all expenses, including but not limited to, reasonable attorneys’ fees, as and when such expenses are incurred by Executive. In addition, Company agrees to continue to maintain at its sole cost and expense for so long as Executive is an officer or director of Company and for a period of six years thereafter, Directors and Officers liability insurance in amount and with coverage not less than currently provided as of the date of this Contract.

17.         Survival of Provisions. All provisions of this Contract, including all representations, warranties, covenants, and agreements contained or referenced herein, will survive the execution and delivery hereof and any investigation of the parties with respect thereto. The provisions of paragraphs “10.” and “11.”, and Exhibits ”B” and “C,” will survive the termination or amendment of this Contract.

18.         Validity. If any provision of this Contract is held by a court of law to be illegal or unenforceable, the remaining provisions of the Contract will remain in full force and effect. In lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Contract a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable.

19.         Amendments. This Contract may be amended at any time and from time to time in whole or in part by an instrument in writing setting forth the particulars of such amendment and duly executed by Company and Executive.

20.         Duplicate Originals. This Contract has been executed in duplicate originals, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Contract, it will not be necessary to produce or account for more than one such duplicate.

21.         Captions. The captions or section headings of this Contract are provided for convenience and shall not limit or affect the interpretation of this Contract.

22.         Arbitration. Any dispute or controversy arising under or in connection with this Contract, or the breach thereof, shall be settled exclusively by arbitration before a single arbitrator administered by the American Arbitration Association in New York, New York, in accordance with its rules applicable to employment disputes then in effect as supplemented by its large, complex case procedures. If Executive is the prevailing party, the arbitrator shall add to the award the reasonable attorneys’ fees and expenses incurred by Executive.

23.         Governing Law. This Contract has been made in, and its validity, interpretation, construction, and performance shall be governed by and be in accordance with, the laws of the State of Delaware, without reference to its laws governing conflicts of law.

24.         Complete Understanding. This Contract constitutes the complete understanding between the parties hereto, except as otherwise expressly provided or referenced herein, with respect to the employment of Executive. This Contract supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

Signed to be effective January 1, 2005.

COMPANY:		EXECUTIVE:

SUPREME INDUSTRIES, INC.

By:	/s/ Robert W. Wilson	/s/ Herbert M. Gardner
	Robert W. Wilson	Herbert M. Gardner
	Executive Vice President	4 Darley Road
	P. O. Box 237	Great Neck, NY 11021
2581 E. Kercher Road
Goshen, IN 46527-0237

Exhibit “A”

to

Employment Contract

I.                                         Change in the ownership of a corporation

(A)  In general. A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(B)                                Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of stock,  or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

II.                                     Change in the effective control of a corporation.

(A)                              In general. Notwithstanding that a corporation has not undergone a change in ownership, (see above), a change in the effective control of a corporation occurs only on the date that either –

(1)                                  Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

(2)                                  A majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the election, provided that for purposes of this paragraph  the term corporation refers solely to the relevant corporation for which no other corporation is a majority shareholder for purposes of that paragraph (for example, if Corporation A is a publicly held corporation with no majority shareholder, and Corporation A is the majority shareholder of Corporation B, which is the majority shareholder of Corporation C, the term corporation for purposes of this paragraph would refer solely to Corporation A).

(B)                                Multiple change in control events. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a change in control event. Thus, for example, assume Corporation P transfers more than 40 percent of the total gross fair market value of its assets to Corporation O in exchange for 35 percent of O’s stock. P has undergone a change in ownership of a substantial portion of its asset, and O has a change in effective control.

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(C)                                Acquisition of additional control. If any one person, or more than one person acting as a group, is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation).

(D)                               Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

III.                                 Change in the ownership of a substantial portion of a corporation’s assets.

(A)                              In general. Change in the ownership of a substantial portion of a corporation’s assets. A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or person) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(B)                                Transfers to a related person.

(1)                                  There is no change in control event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to –

(i)  A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)  An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(iii)  A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv)  An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in “(iii)” immediately preceding.

(2)                                  A person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(C)                                Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger,

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consolidation, purchase, or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

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Exhibit “B”

to

Employment Contract

Confidentiality Agreement and

Covenant Not To Compete

Herbert M. Gardner (hereafter called “Executive”) has entered into an Employment Contract with Supreme Industries, Inc., a Delaware corporation (hereafter called “Company”), which is in the business (through a wholly-owned subsidiary, Supreme Corporation) of manufacturing and selling specialized truck bodies. Whenever used herein the word “Company” shall be deemed to include Supreme Corporation and the other affiliates of Supreme Industries, Inc.

By signing this Agreement, Executive acknowledges his understanding of the following:

A.                                   All companies have information, generally not known outside the company, called “confidential information.” All companies must conduct their businesses through their executives, and consequently many executives must have access to confidential information. At times Executive himself may generate confidential information as a part of his job;

B.                                     The phrase “confidential information” as used in this Agreement includes information known as, referred to, or considered to be, trade secrets, and comprises, without limitation, any technical, economic, financial marketing, computer program, computer software, computer data (regardless of the medium on which they are stored), computer source and object programs or codes, job operating control language procedures, data entry utility programs, sorts, and miscellaneous utilities, disk record layouts, flow charts, data entry input forms, operations and installation instructions, report samples, data files, printouts, or other information about Company or its business which is not common knowledge among competitors or other companies who might like to possess such confidential information or might find it useful. Some examples of confidential information include customer lists, price lists, items in research or development, methods of manufacture, scientific studies or analyses, details of training methods, new products or new uses for old products, merchandising and selling techniques, contracts and licenses, purchasing, accounting, long-range planning, financial plans and results, computer programs and operating manuals, computer source codes, and any other information affecting or relating to the business of Company, its manner of operation, its plans or processes. This list is merely illustrative and the confidential information covered by this Agreement is not limited to such illustrations; and

C.                                     Company’s confidential information, including information referred to as, known as, or considered to be, trade secrets, represents the most important, valuable, and unique aspect of Company’s business, and it would be seriously damaged if Executive breached the position of confidential trust in which Company has placed him by disclosing such confidential information to others or by departing and taking with him the aforesaid unique information compiled over a period of time for the purpose of himself competing against Company or disclosing such information to Company’s competitors, now existing or hereafter formed.

Accordingly, in consideration of ONE DOLLAR paid to Executive by Company, the receipt and sufficiency of which are hereby acknowledged, and Company’s agreement to employ him, Executive agrees as follows (which will constitute an agreement ancillary to Executive’s Employment Contract with Company):

1.                                       Confidential information, including information referred to as, known as, or considered to be, trade secrets, is proprietary to Company. Executive agrees to hold such information in strictest confidence, and not to make use thereof except in performance of duties under the Employment Contract. Whether during or after his employment with Company, Executive may not disclose to others (excepting

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Company officers or executives having a need to know who have also signed a written agreement expressly binding themselves not to use or disclose it) any confidential information originated, known to, or acquired by Executive while employed by Company. Executive further agrees during such period not to remove from the premises any of Company’s records or other written or tangible materials, including without limitation computer programs and floppy disks (whether prepared by Executive or others) containing any confidential information, except as required for Executive to properly perform his duties as an Executive of Company. Exceptions to these restrictions may be made only by means of Company’s permission given in writing signed by the Chairman of the Board of Directors of Company pursuant to an affirmative approval by a majority of Supreme Industries, Inc.’s Board of Directors granting permission to disclose.

2.                                       During a period of three (3) years following the cessation of Executive’s employment with Company, Executive covenants that Executive, either individually or in any capacity, including without limitation, as an agent, consultant, officer, shareholder, or Executive of any business enterprises or person with which he may become associated or in which Executive may have a direct or indirect interest, shall not, directly or indirectly for himself or on behalf of any other person or business entity, engage in any business venture or other undertaking which is directly or indirectly competitive with the business or operations of Company (and/or any of its subsidiaries) as generally conducted at, or prior to, the cessation of Executive’s employment with Company. Without limiting the generality of the foregoing, Executive shall not (i) so compete with Company or its subsidiaries, (ii) be employed by, (iii) be an affiliate (as defined by Securities and Exchange Commission Rule 405 under the Securities Act of 1933), (iv) perform any services for, or (v) have an equity or ownership interest in, any person, firm, partnership, joint venture, or corporation that so competes, directly or indirectly, with Company or any of its subsidiaries. Further, Executive will not solicit for employment or advise or recommend to any other person that such person employ, or solicit for employment, any executive of Company or any of its subsidiaries who was an executive at, or prior to, the cessation of Executive’s employment with Company. The foregoing covenant not to compete shall be limited to a territory consisting of those states in which Company had manufacturing facilities as of the time of cessation of Executive’s employment with Company. If for any reason any court of competent jurisdiction finds these covenants to be unreasonable in duration or geographic scope, the prohibitions herein contained shall be restricted to such time and geographic areas as such court determines to be reasonable and enforceable. However, the restrictions stated above will not apply if Company liquidates or if Executive becomes employed by a company (or its affiliate) which acquires (in a voluntary transaction) the stock or business assets of Company, or if Executive is terminated without Cause or terminates for Good Reason.

3.                                       Executive understands and agrees that his violation of any of the provisions of this Agreement will constitute irreparable injury to Company immediately authorizing it to enjoin Executive or the business enterprise with which he may have become associated from further violations, in addition to all other rights and remedies which Company may have under law and equity, including recovery of damages from Executive and a right of offset.

4.                                       Each party shall be entitled to receive from the other party reimbursement of attorney’s fees and related legal costs to the extent incurred in connection with the successful enforcement or defense, as the case may be, of the terms and conditions hereof.

5.                                       The waiver by Company of Executive’s breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by Executive. This Agreement shall be binding upon the parties hereto and their heirs, successors, executors, administrators, personal representatives, and assigns. Executive may not assign to any person his covenants, obligations and duties hereunder. All provisions of this Agreement shall survive the termination or amendment of Executive’s Employment Contract.

6.                                       If any provision of this Agreement is held by a court of law to be illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect. In lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable.

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7.                                       This Agreement has been made in, and its validity, interpretation, construction, and performance shall be governed by and be in accordance with, the laws of the State of Delaware, without reference to its laws governing conflicts of law. Any dispute or controversy arising under or in connection with this Agreement, or the breach thereof, shall be settled in accordance with the arbitration provision in the Employment Contract.

Signed to be effective January 1,  2005.

/s/ Herbert M. Gardner
Herbert M. Gardner
4 Darley Road
Great Neck, NY 11021

ACCEPTED:

SUPREME INDUSTRIES, INC.

By:	/s/ Robert W. Wilson
Robert W. Wilson
Executive Vice President
P. O. Box 237
2581 E. Kercher Road
Goshen, IN 46527-0237

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Exhibit “C”

to

Employment Contract

Disclosure and Invention Agreement

Herbert M. Gardner (hereafter called “Executive”) has entered into an Employment Contract with Supreme Industries, Inc., a Delaware corporation (hereafter called “Company”), which is in the business (through a wholly-owned subsidiary, Supreme Corporation) of manufacturing and selling specialized truck bodies. Whenever used herein the word “Company” shall be deemed to include Supreme Corporation and the other affiliates of Supreme Industries, Inc.

In consideration of TEN DOLLARS ($10.00) paid to Executive by Company, the receipt and sufficiency of which are hereby acknowledged, and Company’s agreement to employ him pursuant to an Employment Contract (to which this Exhibit “C” is attached) between Company and Executive the provisions of which are herein fully incorporated by reference for all purposes, Executive agrees as follows:

1.                                       Executive shall communicate to Company promptly and fully all ideas and the expressions thereof, conceptions, improvements, discoveries, methods, techniques, processes, adaptations, creations, and inventions (whether patentable or copyrightable or not) conceived or made by Executive (whether solely by Executive or jointly with others) (“Ideas”) from the time of entering Company’s employment until one year after Executive’s employment is terminated for any reason, or Executive resigns or retires for any reason, (a) which involve or pertain to, directly or indirectly, the business, assets, activities, computers or computer programs, or investigations of Company as existed at or prior to the cessation of Executive’s employment by Company, or (b) which result from or are suggested by any work which Executive or other executives or independent contractors perform for or on behalf of Company, in whole or in part, as existed at or prior to the cessation of Executive’s employment by Company.

2.                                       Executive shall assist Company during and subsequent to Executive’s employment in every proper way (solely at Company’s expense) to obtain patents and/or copyrights for its own benefit in any or all countries of the world, and to sign all proper papers, patent applications, assignments, and other documents necessary for this purpose, it being understood that such Ideas will remain the sole and exclusive property of Company, and shall not be disclosed to any person, nor used by Executive, except as expressly permitted herein.

3.                                       Written records of Executive’s Ideas in the form of notebook records, sketches, drawings or reports, will remain the property of and be available to Company at all times.

4.                                       Executive represents that Executive has no agreements with or obligations to others in conflict with the foregoing.

5.                                       Executive understands that this Agreement may not be modified or released except in writing signed by all members of Company’s Board of Directors.

6.                                       Executive understands and agrees that his violation of any of the provisions of this Agreement will constitute irreparable injury to Company immediately authorizing it to enjoin Executive or the business enterprise with which he may have become associated from further violations, in addition to all other rights and remedies which Company may have at law and equity, including recovery of damages from Executive and a right of offset. Each party shall be entitled to recover from the other party reimbursement of attorney’s fees and related legal costs to the extent incurred in connection with the successful enforcement or defense, as the case may be, of the terms of conditions hereof.

7.                                       This Agreement shall be binding upon the parties hereto and their respective heirs, successors, executors, administrators, personal representatives, and assigns. Executive may not assign his

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covenants, duties, or obligations hereunder to any other person. The waiver by Company of Executive’s breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by Executive.

8.                                           If any provision of this Agreement is held by a court of law to be illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect. In lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable.

9.                                           This Agreement has been made in, and its validity, interpretation, construction, and performance shall be governed by and be in accordance with, the laws of the State of Delaware, without reference to its laws governing conflicts of law. Any dispute or controversy arising under or in connection with this Agreement, or the breach thereof, shall be settled in accordance with the arbitration provision in the Employment Contract.

Signed to be effective January 1, 2005.

/s/ Herbert M. Gardner
Herbert M. Gardner
4 Darley Road
Great Neck, NY 11021

ACCEPTED:

SUPREME INDUSTRIES, INC.

By:	/s/ Robert W. Wilson
Robert W. Wilson
Executive Vice President
P. O. Box 237
2581 E. Kercher Road
Goshen, IN 46527-0237

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